Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
INTEC PARENT, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), Intec Parent, Inc., a Delaware corporation (the “Company”), by its undersigned representative hereunto duly authorized, hereby adopts the following Certificate of Amendment (this “Amendment”) to its Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 23, 2021 (the “Certificate of Incorporation”).

FIRST: The name of the Company prior to any changes effected by this Amendment was Intec Parent, Inc.

SECOND: Article I of the Certificate of Incorporation of the Company shall be deleted in its entirety and replaced with the following:

“The name of the Corporation is Indaptus Therapeutics, Inc.”

THIRD: This Amendment was duly adopted in accordance with Section 242(b) of the DGCL.

FOURTH: Other than the changes effected by this Amendment, the terms of the Certificate of Incorporation shall remain in full force and effect.

FIFTH: This Amendment shall be effective upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed this 3rd day of August, 2021.

By:	/s/ Jeffrey Meckler
Jeffrey Meckler, Chief Executive Officer